Exhibit 10.6

ASSET PURCHASE AGREEMENT

by and among

FIRST WESTERN TRUST BANK

as Buyer,

EMC HOLDINGS, LLC

as Seller,

WHMC, LLC,

as the sole member of Seller

and

ALAN SCHRUM

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into effective as of August 18, 2017 (the “Effective Date”), by and among (a) FIRST WESTERN TRUST BANK, a Colorado state banking corporation (“Buyer”); (b) EMC HOLDINGS, LLC, a Colorado limited liability company (“Seller”); (c) WHMC, LLC, a Colorado limited liability company, as the sole member of Seller (the “Member”) and (d) ALAN SCHRUM (“Schrum”) (Seller, the Member and Schrum are collectively referred to herein as the “Seller Group”) (Buyer and each member of Seller Group are sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, Seller is a residential mortgage company, is engaged in the “Business” (defined below) and is licensed to conduct its Business in the State(s) of Colorado;

WHEREAS, Seller desires to sell the “Assets” (defined below), including the Assets detailed in Schedule 2.1(e) that are used in connection with the Business, and Buyer desires to purchase such assets from Seller, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Member will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement, and Buyer has required that the Member enter into this Agreement as a condition to Buyer’s execution and delivery hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

Definitions

1.1                               Definitions. As used in this Agreement, the following terms shall have the meanings set forth below (definitions are applicable to both the singular and plural forms of each term defined in this Section):

(a)                                 “Active Employee” means employees of Seller who are actively working in the Business as of the Closing Date. Without limiting the foregoing, any employee of Seller employed in the Business who is on a leave of absence of any nature as of the Closing Date will not be considered an Active Employee.

(b)                                 “Affiliate” of any Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with such Person in question.

(c)                                  “Agency” means the FHA, Fannie Mae, Freddie Mac and HUD.

(d)                                 “Applicable Pipeline Requirements” means and includes, as of the time of reference, (i) all contractual obligations of Seller with respect to Seller’s origination of Pipeline Loans, (ii) all applicable guidelines of Seller for the stage of processing of the Pipeline Loans, (iii) the Applicable Requirements, and (iv) all applicable Mortgage Loan Regulations.

(e)                                  “Applicable Requirements” means (i) the responsibilities and obligations of Seller relating to any Mortgage Loan or Pipeline Loan set forth in any servicing agreement, mortgage broker agreement, loan correspondent agreement, mortgage loan purchase agreement, or other agreement between Seller, on the one hand, and any third party originator, loan correspondent, loan seller, Agency, Investor or Insurer, on the other hand, (ii) applicable guidelines and handbooks of Seller and all applicable guidelines, handbooks and other published written requirements of any Investor, Agency or Insurer with respect to the origination, sale or servicing of Mortgage Loans by Seller, and (iii)the applicable terms and provisions of the Mortgage Files.

(f)                                   “Assumed Contract” means all rights, title and interest under any of the Business contracts identified in Schedule 3.18(a) (excluding any agreements that Schedule 3.17(b) indicates will be retained by Seller following the Closing or terminated at or prior to the Closing.

(g)                                  “Business” means the business of originating, making and selling residential mortgage loans.

(h)                                 “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of Colorado are authorized or obligated to close.

(i)                                     “Code” means the Internal Revenue Code of 1986.

(j)                                    “Common Stock” means shares of the no-par value common stock of First Western Financial, Inc., a Colorado corporation (“FWFI”), which shall be valued at $28.50 per share for the purposes hereof and shall vest or be earned as described in Section 2.5, and which shall be restricted as more particularly set forth in such applicable Restricted Stock Agreement.

(k)                                 “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(l)                                     “Employment Agreement” means that certain Employment Agreement of even date herewith, between Schrum and Buyer in the form attached hereto as Exhibit E.

(m)                             “Environmental Laws” means any applicable federal, state or local statute, law, rule, regulation, ordinance or code, in each case as amended as of the date of this Agreement, including any applicable and enforceable judicial or administrative Order relating to the environment, Hazardous Materials, or the effect of Hazardous Materials on human health and safety, including the CERCLA; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601, et seq., the Clean Air Act, 42 U.S.C. §§ 7401, et seq., and the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.

(n)                                 “ERISA” means Employee Retirement Income Security Act of 1974.

(o)                                 “Fannie Mae” means the Federal National Mortgage Association, or any successor thereto.

(p)                                 “FHA” means the United States Federal Housing Administration, or any successor thereto.

(q)                                 “Freddie Mac” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

(r)                                    “Hazardous Materials” means: (i) any petroleum or petroleum products, natural gas, or natural gas products, methamphetamines or chemicals used to manufacture same, regulated radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) at regulated concentrations, and radon gas at regulated concentrations; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants” under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic to human health or the environment by any Governmental Authority, including mixtures thereof with other materials, and including any regulated building materials containing asbestos or lead.

(s)                                   “HUD” means the United States Department of Housing and Urban Development, or any successor thereto.

(t)                                    “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any Mortgage Loan or Pipeline Loan and any provider of hazard, title or other insurance with respect to any Mortgage Loan or Pipeline Loan or the collateral securing any such loan.

(u)                                 “Investor” means any Person (including an Agency) having a beneficial interest in a Mortgage Loan or a security backed by or representing an interest in a Mortgage Loan or any Person with authority to act for and on behalf of any such Person (or Agency), such as a trustee.

(v)                                 “Knowledge” and “known” and words of similar import mean:

(i)                                     with respect to Seller Group, Seller Group will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by Seller Group, if any member of Seller Group, or any manager, officer or employee of Seller, or any Affiliate of any member of Seller Group providing services to or for the benefit of the Business, has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate employees and agents of Seller Group; and

(ii)                                  with respect to Buyer, Buyer will be deemed to have “Knowledge” of a particular matter, and the particular matter will be deemed to be “known” by Buyer, if the Chief Executive Officer or Chief Financial Officer of the Buyer has actual knowledge of such matter or would reasonably be expected to have knowledge of such matter following reasonable inquiry of the appropriate employees and agents of Buyer.

(w)                               “Law” means, with respect to any Person, any federal, state, local, municipal, county, national, foreign, international or multinational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

(x)                                 “Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance, covenant, condition, easement, right of way, restriction on disposition or transfer, voting or other similar agreement, defect in title, or other adverse claim, limitation or restriction of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

(y)                                 “Material Adverse Effect” means any change, event, violation, inaccuracy, development, condition or circumstance (including acts of God or force majeure, weather related and terrorist related events) that is, or, with the lapse of time, could reasonably be expected to be, individually or in the aggregate, material and adverse to the business, operations, assets, properties, prospects, rights or condition (financial or otherwise) of Seller, taken individually or as a whole, except for any change, event, development, condition or circumstance resulting, directly or indirectly, from (i) changes in GAAP that do not disproportionately impact Seller relative to other participants in the investment advisory industry; (ii) changes in general economic conditions that do not disproportionately impact Seller relative to other participants in the investment advisory industry; or (iii) changes in financial or securities markets that do not disproportionately impact Seller relative to other participants in the investment advisory industry.

(z)                                  “Mortgage” means, with respect to a Mortgage Loan, the obligations created by any Mortgage Instrument reflecting a Lien upon real property and any other property described in such Mortgage Instrument and securing payment by a Mortgagor under a Mortgage Note.

(aa)                          “Mortgage Files” means the file or files containing the photostatic copy or copies on any other media and, to the extent required by applicable Law or Applicable Requirements, original documents, of the Mortgage Note, any Mortgage or other documents creating or evidencing a security interest in the related Collateral and other related loan documents, including the related credit and closing packages, disclosures, custodial documents, and all other files, books, records and documents related to the foregoing reasonably necessary to (i) establish the eligibility of the Mortgage Loans for insurance by an Insurer or for sale or delivery of the Mortgage Note; (ii) Service the Mortgage Loans in accordance with applicable Laws, Applicable Requirements, and the Mortgage Loan Regulations; or (iii) comply with applicable Laws, Applicable Requirements, and the Mortgage Loan Regulations regarding documentation to be maintained by a servicer of a Mortgage Loan, or by the document custodian thereof.

(bb)                          “Mortgage Instrument” means any deed of trust, security deed, mortgage, security agreement or any other instrument that, together with any assignment, reinstatement, extension, endorsement or modification thereof, evidences a Mortgage.

(cc)                            “Mortgage Loan” means any loan that is, or upon closing or funding will be, evidenced by a Mortgage Instrument evidencing the Indebtedness of the Mortgagor under a Mortgage Note.

(dd)                          “Mortgage Loan Regulations” means (i) applicable federal, state and local Laws applicable to the origination of any Pipeline Loan or the origination, sale, securitization or Servicing of Mortgage Loans, including Laws relating to real estate settlement procedures, consumer credit protection, truth-in-lending, usury limitations, fair housing, collection practices, equal credit opportunity and adjustable rate mortgages; (ii) applicable Laws with respect to the origination, sale or servicing of Mortgage Loans; (iii) federal and state fair labor standards Laws or similar wage and hour Laws; and (iv) applicable Orders with respect to the Seller Group pertaining to Mortgage Loans or Pipeline Loans.

(ee)                            “Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of Indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

(ff)                              “Mortgagor” means, with respect to a Mortgage Loan, the borrower of such Mortgage Loan.

(gg)                            “Net Mortgage Income” means, the revenues or income produced by originating and selling Mortgage Notes (including gain/loss on sale, hedge gains/losses, interest income, and other direct Mortgage Note income items) less direct expenses associated with originating and selling Mortgage Notes (including commissions, interest expense associated with the Mortgage Note and other direct expenses).

(hh)                          “Order” means any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.

(ii)                                  “Ordinary Course Obligations” and obligations incurred in the “Ordinary Course of Business” mean recurring Liabilities incurred in the normal course of operation of the Business, consistent with past practice, but do not include any Liabilities resulting from a violation of applicable Law or any Liabilities under an agreement that result from any breach or default (or event that with notice or lapse of time would constitute a breach or default) under such agreement.

(jj)                                “Permitted Lien” means Liens for current Taxes not yet due and Liens for Taxes being contested in good faith, as to which appropriate reserves have been established by such Person in its books and records.

(kk)                          “Person” means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, Governmental Authority or any similar entity.

(ll)                                  “Pipeline Loans” means applications in process for residential Mortgage Loans whether or not registered and designated as price protected on the Seller Group’s residential mortgage loan origination system and which have not closed or funded as of the Closing Date.

(mm)                  “Previously Disposed of Mortgage Loans” means all Mortgage Loans or any other type of loans or servicing rights that, as at any time as of or prior to Closing, Seller owned and subsequently sold, transferred, conveyed or assigned and for which Seller retains a contingent liability to third parties for failure to originate, service, sell, securitize, or otherwise handle such Mortgage Loans or other loans or servicing rights in accordance with the then current Mortgage Loan Requirements, Applicable Requirements, or comparable requirements including, without limitation, any Mortgage Loan or other loans for which Seller has the obligation to repurchase or indemnify the Investor or any purchaser pursuant to the applicable loan or servicing purchase agreement.

(nn)                          “Representative” and “Representatives” means, with respect to any Person, such Person’s shareholders, officers, directors, employees, partners, managers, members, investment bankers, attorneys, financial advisors, accountants, auditors, consultants, advisors and other agents.

(oo)                          “Seller’s Office” means the office located at 5460 S. Quebec Street, Suite 120, Greenwood Village, CO 80111, which is leased by Seller under the terms of the Real Property Lease.

1.2                               Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning set forth in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to,”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any money or currency or use of “$” shall be in U.S. dollars. Except as the context may otherwise require, references to any contract or agreement are to that contract or agreement as amended, modified or supplemented from time-to-time in accordance with the terms hereof and thereof; provided that with respect to any contract or agreement listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to a statute, code or act shall be to such statute, code or act, as amended from time-to-time, and to the rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

Purchase of Assets

2.1                               Purchase of Assets. At the Closing, subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign and deliver to Buyer good and marketable title to the Assets noted below as well as in Schedule 2.1(e), and Buyer agrees to purchase and take the Assets, free and clear of all Liens other than Permitted Liens on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of Section 9.1, the “Assets” means all tangible and intangible assets used in, generated by or associated with the Business, including prepaid expenses, deposits, equipment, office furnishings, prepaid assets, contract rights, licenses and permits, client lists, prospect lists, marketing lists and material, sales data, records, computer software and software licenses, proprietary information and systems, intellectual property, trade secrets, trademarks and trade names, logos, copyrights, goodwill associated with such intellectual property and the Business owned by Seller or acquired by Seller after the date hereof and prior to the Closing, and specifically including:

(a)                                 all books, records, correspondence, e-mail messages, files, documents, logs, data, studies, reports, investment histories, databases and similar information owned or possessed by Seller and used or useful in conducting the Business, including those required to be maintained and retained under applicable Law, in whatever form or forms, including hard copy, microfilm, microfiche, CD-ROM or other electronic media, and the software used by Seller to access the same;

(b)                                 all Pipeline Loans;

(c)                                  all rights, title and interest under any of the Business Contracts identified in Schedule 3.18(a) (excluding any agreements that Schedule 3.17(b) indicates will be retained by Seller following the Closing or terminated at or prior to the Closing, collectively, the “Assumed Contracts”);

(d)                                 all rights of Seller to its Intellectual Property, including the name “Englewood Mortgage Company” and all derivatives thereof, and the Intellectual Property listed on Schedule 3.19;

(e)                                  the fixed assets of Seller, including such fixed assets listed on Schedule 2.1(e);

(f)                                   all rights of Seller as a lessee under the written Real Property Lease for Seller’s Office, as listed on Schedule 3.20;

(g)                                  all net income earned by the Seller the date of Closing; and

(h)                                 all goodwill related to the Business.

2.2                               Excluded Assets. For the avoidance of doubt, the Assets shall not include any assets, tangible or intangible, of Seller not specifically identified in Section 2.1 or any of the assets listed on Schedule 2.2 (collectively, “Excluded Assets”):

2.3                               Assumed Liabilities. At the Closing, Buyer will assume only the “Assumed Liabilities” included on Schedule 2.3:

2.4                               Excluded Liabilities. It is understood and agreed that Buyer will not assume, and Seller will therefore retain and discharge, and the Member will cause Seller to so retain and discharge, when due or otherwise satisfy at or following the Closing, any direct or indirect debts, obligations or liabilities of Seller of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (each, a “Liability” and collectively, “Liabilities”) not specifically assumed by Buyer pursuant to Section 2.3, including those Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a)                                 all Liabilities relating to the Excluded Assets, including all Liabilities arising out of, or relating to, the Employee Benefit Plans and any contract, lease, instrument or other agreement (verbal or written) not included in the Assets;

(b)                                 Liabilities relating to any Litigation arising out of Seller’s operation of the Business or in any way related to the Business or the Assets prior to the Closing;

(c)                                  Liabilities relating to indebtedness for borrowed money by Seller;

(d)                                 Liabilities relating to loans, payables or other Liabilities owing to the Member or any employee or principal of Seller or the Member;

(e)                                  Liabilities relating to any Taxes imposed on, collected by or withheld with respect to, or in any way related to Seller, the Member, the Business, the Assets for any period on or prior to the Closing Date or arising out of or in connection with the transactions contemplated herein;

(f)                                   Liabilities related to Seller Group transaction fees and expenses contemplated in Section 5.8;

(g)                                  all claims of third parties relating to Seller’s ownership or use of Seller’s Intellectual Property relating to periods on or prior to the Closing Date, regardless of when they arise;

(h)                                 any undisclosed Liability of Seller;

(i)                                     all of the Liabilities based upon, relating to or arising out of Seller’s operations or conduct of the Business prior to the Closing Date, regardless of when they arise; and

(j)                                    all other Liabilities of Seller that are not Assumed Liabilities.

2.5                               Consideration. As consideration in full for the acquisition of the Assets from Seller, Buyer is assuming the Assumed Liabilities and paying Seller the following amounts (collectively, the “Purchase Price”):

(a)                                 Buyer shall pay to Seller $2,000,000 (the “Closing Payment”) at Closing by wire transfer of immediately available funds to the account specified in Schedule 2.5(a), subject to a $100,000 holdback which shall be paid to Seller not more than 60 days after the Closing Date upon final determination of any adjustments required to the value of the Assets;

(b)                                 Buyer shall grant to Seller, or its assignee, 52,632 shares of Common Stock. Subject to the provisions hereof, the Common Stock shall vest in five equal installments on the first, second, third, fourth and fifth anniversary of the Effective Date, subject to Schrum’s continued employment with Seller pursuant to the Employment Agreement and to such other terms and conditions as may be set forth in the award agreement evidencing the grant of Common Stock, including Buyer’s right of setoff as set forth in Section 7.7; and

(c)                                  The remaining balance of the Purchase Price (the “Earn-Out Amount”) shall be paid in the form of 52,632 shares of Common Stock over the period of time following the Effective Date (subject to earlier termination as set forth in herein, the “Earn-Out Period”) in accordance with Exhibit A, subject to Buyer’s right of setoff as set forth in Section 7.7.

2.6                               Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Shapiro Bieging Barber Otteson LLP, 4582 S. Ulster St. Pkwy, Suite 1650, Denver, Colorado 80237, or via Federal Express and facsimile, as agreed by Buyer and Seller, at 10:00 a.m. local time on September 1, 2017 (the “Scheduled Closing Date”), or if all of the conditions to the obligations of the Parties set forth in Sections 6.1 and 6.2 have not been satisfied or waived by the Scheduled Closing Date and the date for the satisfaction of any condition in Sections 6.1 and 6.2 is extended as set forth in Section 6.3, on the day which is two Business Days following the date on which all such conditions have been satisfied or waived (such date and time of the Closing being herein called the “Closing Date”).

2.7                               Closing Actions and Deliveries. At or prior to the Closing, the Parties will take the following actions and make the following deliveries:

(a)                                 Buyer will pay to Seller the Closing Payment as set forth in Section 2.5(a);

(b)                                 Buyer will pay to Seller an award agreement evidencing the Common Stock as set forth in Section 2.5(b);

(c)                                  Seller will endorse and deliver to Buyer any certificates of title necessary to effect or record the transfer of any Assets for which ownership is evidenced by a certificate of title;

(d)                                 Seller will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, in the form attached hereto as Exhibit B;

(e)                                  Seller and Buyer will execute and deliver to each other an Assignment of Intellectual Property conveying the Intellectual Property included in the Assets to Buyer, in the form attached hereto as Exhibit C;

(f)                                   Buyer and Seller will execute and deliver to each other an Assignment and Assumption Agreement evidencing the assumption by Buyer of the Assumed Liabilities, in the form attached hereto as Exhibit D;

(g)                                  Buyer and Schrum will execute and deliver to each other the Employment Agreement;

(h)                                 Seller will execute and deliver to Buyer a closing certificate, in the form of Exhibit F to this Agreement;

(i)                                     Seller will execute and deliver to Buyer a certificate of its secretary, in the form of Exhibit G to this Agreement;

(j)                                    Buyer will execute and deliver to Buyer a closing certificate, in the form of Exhibit H to this Agreement;

(k)                                 Buyer will execute and deliver to Buyer a certificate of its secretary, in the form of Exhibit I to this Agreement;

(l)                                     Seller will deliver to Buyer a consent to the assignment of the Real Property Lease and estoppel letter from the landlord for Seller’s Office, in form of Exhibit J to this Agreement, or such other form reasonably acceptable to Buyer;

(m)                             Seller will deliver to Buyer an assignment of any other Business Contract required in the sole discretion of Buyer, and if required thereby, a consent to the assignment of such contracts, in a form reasonably acceptable to Buyer; and

(n)                                 Seller will deliver the Assets, if capable of physical delivery, to Buyer at Seller’s Office.

2.8                               Further Assurances. At or after the Closing, and without further consideration, Seller Group will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request, in a form reasonably acceptable to Buyer, in order to convey to Buyer all right, title and interest in and to the Assets in the manner provided for in this Agreement and to put Buyer in operational control of the Business.

2.9                               Allocation of Purchase Price. The Purchase Price will be allocated among the Assets based on the agreed-upon fair market value set forth in Schedule 2.9. Each of Buyer and Seller will file its federal income tax returns and its other tax returns (including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of state and local law (“1060 Forms”)) reflecting such allocation and to take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code). Furthermore, the Parties will cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable Law.

ARTICLE III

Representations and Warranties of Seller Group

Except as set forth in the disclosure schedules delivered by Seller to Buyer on the date hereof, to induce Buyer to enter into this Agreement, each member of Seller Group hereby jointly and severally represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date (or, if otherwise provided with respect to a specific representation or warranty, on such date provided therein). Each member of Seller Group shall confirm on the Closing Date that each of these representations and warranties remain true. All representations and warranties set forth in this Article III shall be without regard to Seller’s Knowledge unless expressly limited to Seller’s Knowledge.

3.1                               Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado and has full power to own its properties and to conduct its business as presently conducted. Seller is not required, as a result of the Business, to be qualified to do business as a foreign entity in any jurisdiction. Seller does not operate the Business under any assumed names other than Englewood Mortgage Company.

3.2                               Authority. Each member of Seller Group has all requisite power, authority and capacity to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by such member in connection with or pursuant to this Agreement (collectively, the “Seller Documents”). The execution, delivery and performance by each member of Seller Group of each Seller Document to which it is a party has been duly authorized by all necessary action on the part of such Seller Group member. This Agreement and the other Seller Documents delivered at the time of execution of this Agreement have been, and will be at the Closing, duly executed and delivered by each member of Seller Group (to the extent each is a party thereto). This Agreement is, and, upon delivery at the Closing, each of the other Seller Documents will be a legal, valid and binding agreement of each member of Seller Group (to the extent it is a party thereto), enforceable against each such member of Seller Group in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity). The Member are the owners of all of the outstanding equity interests of Seller, with such ownership interests as set forth on Schedule 3.2, and, except for such ownership interest set forth on Schedule 3.2, there exists no issued, reserved for issuance or outstanding (i) membership or other equity ownership interests of Seller; (ii) options, warrants, units or other securities or rights to acquire from any member of Seller Group any membership or other equity ownership interests of Seller; or (iii) performance units or similar securities, rights or units that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity ownership interests in Seller.

3.3                               Title to Assets.

(a)                                 The Assets, together with the Excluded Assets, constitute all of the assets of Seller that are used in, generated by or associated with the Business as conducted by Seller. The Assets constitute all assets necessary to carry on the Business as currently conducted.

(b)                                 Seller has good and marketable title to all of the Assets it owns, or purports to own, and a valid leasehold interest in all leased assets included within the Assets, free and clear of any Liens, other than Permitted Liens. The execution and delivery of Seller Documents by Seller will convey to and vest in Buyer good and marketable title to the Assets, free and clear of any Liens. The Assets, including any Assets held under leases or licenses: (i) are in good condition and repair, ordinary wear and tear excepted; and (ii) are in good working order and have been properly and regularly maintained.

(c)                                  Except as set forth on Schedule 3.3(c), within five years prior to the date hereof, Seller has not (i) conducted business under or used any name other than “EMC Holdings, LLC” or “Englewood Mortgage Company”; (ii) purchased or sold assets outside of the ordinary course of business consistent with past practice; or (iii) maintained, stored or otherwise located the Assets at any facility other than the real property that is the subject of the Real Property Lease.

3.4                               No Violation; Consents. Except for the consent to the assignment of the Real Property Lease, neither the execution or delivery of Seller Documents nor the consummation of the transactions contemplated thereby, including the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, require consent or notice or violate or constitute a default under (or an event that with notice or lapse of time or both could constitute a breach or default), or result in the creation of any Lien on the Assets pursuant to, or relieve any Person of any obligation to Seller or give any Person the right to terminate or accelerate any obligation under, any charter provision, bylaw, contract, agreement, License or applicable Law to which Seller is a party or by which Seller or any of the Assets or the Business is in any way bound or obligated.

3.5                               Governmental Consents. No consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body, including any Agency (collectively, a “Governmental Authority”), is required by Seller in connection with the sale of the Assets by Seller to Buyer or any of the other transactions contemplated by this Agreement.

3.6                               Financial Statements. Seller has previously provided to Buyer; (a) Seller’s audited balance sheets, statements of income and statements of cash flows as of and for the 12 months ended December 31, 2016 and December 31, 2015; and (b) Seller’s unaudited balance sheet and statement of income as of and for the six months ended June 30, 2017 (collectively, the “Financial Statements”). The Financial Statements fairly and accurately present, in all material respects, the financial condition of Seller as of the dates thereof, and the results of such Seller’s operations for the periods covered thereby, all in accordance with accounting principles generally accepted in the United States of America (“GAAP”), consistently applied, except for the absence of footnotes and, in the case of the interim Financial Statements, for customary year-end adjustments. Since December 31, 2016, Seller has not incurred any liability of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP and does not have any Liabilities, except for (i) Liabilities relating to or arising out of the transactions contemplated by this Agreement; (ii) Liabilities reflected in the June 30, 2017 Financial Statements; and (iii) Liabilities incurred in the Ordinary Course of Business.

3.7                               Books and Records. The books of account and other financial records of Seller, all of which have been made available to Buyer and its Representatives, are complete and correct in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business practices and applicable Law, including maintenance of an adequate system of internal controls. The minute books of Seller, which have been made available to Buyer and its Representatives, contain accurate and complete records of all meetings held and actions taken by Seller’s managers and members, and no meeting of any such managers or members has been held for which minutes have not been prepared or are not contained in such minute books.

3.8                               Absence of Material Adverse Changes. Since January 1, 2017, Seller has operated the Business in the ordinary course of business, consistent with past practices, and, except as set forth in Schedule 3.8, there has not been:

(a)                                 any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to Seller or the Business;

(b)                                 any revaluation by Seller of any of the Assets, including the writing down or off of notes or accounts receivable;

(c)                                  any entry by Seller into any commitment or transaction material to the Business, including incurring or agreeing to incur capital expenditures in excess of, or any entry into any lease obligations with aggregate payments in excess of, $5,000, individually or in the aggregate;

(d)                                 any breach or default (or event that with notice or lapse of time could constitute a breach or default), termination or threatened termination under any Business Contract or the Real Property Lease;

(e)                                  any change by Seller in its accounting methods, principles or practices relating in any way to the Business;

(f)                                   any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, managers, officers or employees of Seller employed in the Business, except for annual merit increases in salaries or wages in the ordinary course of business and consistent with past practice and not in excess of 2% of any Person’s base salary;

(g)                                  the termination of employment (whether voluntary or involuntary) of any officer or employee of Seller employed in the Business or the termination of employment (whether voluntary of involuntary) of employees of Seller employed in the Business;

(h)                                 any theft, condemnation or eminent domain proceeding or any damage, destruction or casualty loss affecting any asset used in the Business, whether or not covered by insurance;

(i)                                     any sale, assignment or transfer (including within Seller’s organization) of any asset used in the Business;

(j)                                    any waiver by any member of Seller Group of any material rights related to the Business or the Assets;

(k)                                 any other transaction, agreement or commitment entered into or affecting the Business or the Assets, except in the ordinary course of business and consistent with past practice; or

(l)                                     any agreement or understanding to do or resulting in any of the foregoing.

3.9                               Taxes.

(a)                                 All federal, state, local and other Tax returns, notices and reports (including income, property, sales, use, franchise, withholding, single business, social security and unemployment Tax returns) required to be filed by Seller that encompass or relate in any manner to the Business have been accurately prepared and duly and timely filed, and all Taxes required to be paid with respect to the periods covered by any such returns have been timely paid. No Tax deficiency has been proposed or assessed against Seller, and Seller has not executed any waiver of any statute of limitations on the assessment or collection of any Tax. No Tax audit, action, suit, proceeding, investigation or claim is now pending or, to the Knowledge of Seller Group, threatened against Seller, and no issue or question has been raised (and is currently pending) by any taxing authority in connection with Seller’s Tax returns or reports. Seller has withheld or collected from each payment made to each of its employees and other payees the full amount of any and all Taxes required to be withheld or collected therefrom and has paid the same to the proper Tax receiving officers or authorized depositaries. Buyer will not be responsible for any income, excise or other Tax that arises out of or results from the sale of the Assets hereunder, the operation of the Assets by Seller prior to the Closing or any other transaction or activity of any member of Seller Group.

(b)                                 “Tax” or “Taxes” means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including: (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes; (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind; and (iii) interest, penalties and additions to tax imposed with respect thereto.

3.10                        Litigation. There are currently no pending or, to the Knowledge of Seller Group, threatened lawsuits, administrative proceedings or reviews, enforcement actions, or formal or informal complaints or investigations or inquiries (including grand jury subpoenas) (collectively, “Litigation”) by any Person against any member of Seller Group relating to or concerning the Business or to which any of the Assets may be subject. No member of Seller Group is subject to or bound by any currently existing Order that relates in any way to the Business or the Assets.

3.11                        Compliance with Laws. Seller is currently complying, in all material respects, with and has at all times complied, in all material respects, with all applicable Law and Orders.

3.12                        Licenses. Seller owns or possesses from each appropriate Governmental Authority all right, title and interest in and to all licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, “Licenses”) issued by any Governmental Authority necessary to conduct the Business. Each License is described in Schedule 3.12 and is included within the Assets. No loss or expiration of any such License is pending or, to the Knowledge of Seller Group, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of such Licenses that may be renewed in the ordinary course of business without lapsing.

3.13                        Employee Matters.

(a)                                 Set forth in Schedule 3.13(a) is a complete list of all current employees of Seller employed in the Business, including date of employment, current title and compensation, date and amount of last increase in compensation, all of whom are Active Employees. Seller does not have any collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee Representative and there is no organizational effort currently being made or, to the Knowledge of Seller Group, threatened by or on behalf of any labor union with respect to employees of Seller employed in the Business. Seller has not experienced, and there is no basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business.

(b)                                 While employed by Seller, and, to the Knowledge of Seller, prior to being so employed, no Active Employee or former Employee has been the subject of any governmental proceeding, investigation or inquiry involving any Governmental Authority having jurisdiction over the business activities of any such employee. No Active Employee is or has been the subject of any Order of any court of competent jurisdiction, permanently or temporarily enjoining any such Active Employee from, or otherwise limiting, the following activities: (i) acting as an investment adviser, underwriter, broker or dealer in securities, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of securities laws.

3.14                        Employee Benefit Plans.

(a)                                 Set forth in Schedule 3.14(a) is a complete and correct list of all Employee Benefit Plans. The term “Employee Benefit Plans” means, without limitation: (i) all benefit and compensation plans, contracts, policies or arrangements sponsored, maintained or contributed to by Seller and covering current or former employees of Seller; (ii) any “employee benefit plan” within the meaning of Section 3(3) of ERISA; and (iii) all plans or policies providing for fringe benefits and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), which provides benefits, or describes policies or procedures applicable, to any employee of Seller employed in the Business, or any dependent thereof. Seller has provided to Buyer a true and complete copy of each Employee Benefit Plan that covers any employee of Seller employed in the Business, or any dependent thereof and all amendments thereto and written interpretations thereof and the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof. Except as set forth in Schedule 3.14(a), Seller has no formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that could affect any employee of Seller employed in the Business, or any dependent or beneficiary thereof.

(b)                                 There is no Employee Benefit Plan that is maintained or contributed to by Seller or any other entity under common control with Seller as determined under Section 414(b), (c) or (m) of the Code with respect to which Seller has or may have any Liability that could materially affect the Business or the Assets.

(c)                                  Buyer will not assume any Employee Benefit Plans of Seller or take on any Liability relating to any Employee Benefit Plans of Seller.

3.15                        Origination Matters; Mortgage Loans.

(a)                                 Each Mortgage Loan originated by Seller was originated in all material respects in accordance with Mortgage Loan Regulations and Applicable Requirements, each as applicable. Each Mortgage Loan assigned, sold or serviced by Seller was assigned, sold and serviced in all material respects in accordance with Mortgage Loan Regulations and Applicable Requirements, each as applicable. For each Mortgage Loan, the related original Mortgage Instrument has been recorded or is in the process of being recorded in the appropriate jurisdictions wherein such recordation is required to perfect the lien thereof.

(b)                                 Seller has timely filed in all material respects, all reports that any Investor, Insurer, Agency or other Governmental Authority, or other third party requires that it file with respect to its business.

(c)                                  Seller has not done or caused to be done, or has not failed or omitted to do, any act, the effect of which would operate to invalidate or materially impair (i) any private mortgage insurance or commitment of any private mortgage insurer to insure; (ii) any title insurance policy; (iii) any hazard insurance policy; (iv) any flood insurance policy; (v) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by private mortgage insurers; or (vi) any surety or guaranty agreement, in each case applicable to the Mortgage Loans.

(d)                                 No Agency, Investor or Insurer has indicated to Seller that it has terminated, or intends to terminate, its relationship with Seller for performance, loan quality or concern with respect to Seller’s compliance with Laws or that Seller is in default with respect to any Applicable Requirements.

3.16                        Repurchase Obligations. Except as set forth in Schedule 3.16, Seller is not subject to and has not been notified of any repurchase, indemnification, make-whole or substantially similar obligation (each a “Repurchase Obligation”) with respect to any Previously Disposed of Mortgage Loan nor are there, to Seller’s Knowledge, any facts or circumstances which would reasonably be expected to give rise to any Repurchase Obligation. Seller has not in the past breached, violated or defaulted under, nor is it currently in breach, violation or default of any of its Repurchase Obligations. Seller retains all liability for any Early Payoff or Early Payment Default obligations which arise from loans sold by Seller prior to the Closing Date.

3.17                        Pipeline Loans.

(a)                                 Schedule 3.17(a) lists each Pipeline Loan as of the close of business on the Business Day preceding the date hereof, which description includes (i) the loan number of the Pipeline Loan; (ii) the anticipated principal balance of the Pipeline Loan; (iii) the interest rate (if applicable); (iv) product type; (v) the state in which the residential property securing such Pipeline Loan is located; (vi) if known, the closing date; (vii) whether the Pipeline Loan has been approved by Seller and the applicable Investor; and (viii) whether it constitutes a Pipeline Loan whose interest rate has been locked. Seller shall update Section 3.17(a) of the Disclosure Schedules prior to the Closing to disclose the information in items (i) through (viii) of Schedule 3.17(a) with regard to the Pipeline Loans as of the close of business on the Business Day preceding the Closing Date.

(b)                                 Each Pipeline Loan conforms to Applicable Pipeline Requirements in all material respects, and each Pipeline Loan is eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by the applicable Investor to which the Pipeline Loan may be sold by Seller, Except as set forth on Schedule 3.17(b), no Pipeline Loan is committed to any Investor under circumstances that would provide for recourse against Seller other than due to breaches of customary representations, warranties and covenants provided in the corresponding loan purchase and sale agreements.

(c)                                  All interest rate locks on Pipeline Loans have been conducted and managed in Seller’s Ordinary Course of Business and consistent with customary mortgage banking practices.

(d)                                 None of the Pipeline Loans previously were rejected for purchase by any Investor or insurance by any Insurer.

3.18                        Business Contracts.

(a)                                 Schedule 3.18(a) lists each agreement (whether written or oral and including all amendments thereto) relating to the Business to which any member of Seller Group is a party or a beneficiary or by which any member of Seller Group (in respect of the Business) or any of the Assets is bound or otherwise obligated (other than the Real Property Lease) (collectively, the “Business Contracts”), including the following: (i) agreements for the sale of any services; (ii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which Seller is, directly or indirectly, liable; (iii) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other Assets; (iv) agreements pursuant to which Seller is entitled or obligated to either acquire any assets from, or sell any assets to, a third Person; (v) insurance policies; (vi) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; and (vii) agreements with or for the benefit of any member of Seller or any manager, officer, principal or employee of Seller or any Affiliate or immediate family member thereof.

(b)                                 If any of the Seller’s Business Contracts that are not acquired or assumed by the Buyer are retained by Seller following the Closing, Seller retains all liability and all obligations pursuant to these Business Contract.

(c)                                  Seller has delivered to Buyer a copy of each written Business Contract which the Buyer is assuming. Seller does not have any oral Business Contracts. Each Business Contract is valid, binding and in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity). Seller has performed all of its obligations under each Business Contract, and there exists no breach or default (or event that with notice or lapse of time could constitute a breach or default) on the part of such Seller or, to the Knowledge of Seller Group, on the part of any other Person under any Business Contract; (i) there has been no termination or notice of default or, to the Knowledge of Seller Group, any threatened termination under any Business Contract; and (ii) to the Knowledge of Seller Group, no party to any Business Contract intends to alter its relationship with the Business as a result of or in connection with the transactions contemplated by this Agreement.

3.19                        Intellectual Property Rights. Except for the name “Englewood Mortgage Company,” Seller does not have any patents, trademarks, service marks, trade names, registered copyrights, or any applications for or licenses (to or from Seller) with respect to any patents, trademarks, service marks, trade names, registered copyrights. Schedule 3.19 lists all computer software and software licenses (other than with respect to “off the shelf software”), proprietary information and trade secrets owned by Seller and used in the Business (collectively, “Intellectual Property”). Subject to the terms of the software licenses, including the software licenses relating to the “off the shelf software”, Seller has the right to use all Intellectual Property without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and Seller is not obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. To the Knowledge of Seller Group, no other Person is infringing the rights of Seller in any of its Intellectual Property.

3.20                        Real Property.

(a)                                 Seller does not own and has never owned any real property and does not have the right or option to acquire any real property. The real property lease for Seller’s Office is described in Schedule 3.20(a) hereto (the “Real Property Lease”), along with the current monthly base rent and leasehold term under the Real Property Lease. Seller has valid and subsisting leasehold rights in Seller’s Office under the Real Property Lease, free and clear of Liens.

(b)                                 Seller has provided to Buyer a true, correct and complete copy of the Real Property Lease, and the Real Property Lease is in full force and effect, and is binding upon, and enforceable against, the landlord thereunder and Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar applicable Law of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(c)                                  As of the date hereof, with respect to the Real Property Lease, neither Seller, nor, to the Knowledge of Seller, the landlord thereunder, is in breach of, or in default under, the Real Property Lease, and no event or condition has occurred with respect to Seller, which, with the passing of time or the giving of notice or both, could constitute a breach or default by Seller under the Real Property Lease, or result in claims by third party against Seller relating to Seller’s Office or any other real property related thereto.

(d)                                 Neither Seller nor, to the Knowledge of Seller, the landlord under the Real Property Lease, has commenced any action with respect to the termination of the Real Property Lease, and Seller has not received or given any notice of termination with respect to the Real Property Lease. Seller’s interest in the Real Property Lease has not been assigned, pledged or encumbered by Seller, and no part of the leased premises under the Real Property Lease has been sublet by Seller.

(e)                                  Seller has not entered into any agreement to pay, and does not owe, any real estate broker in connection with the leasing of any leased premises under the Real Property Lease to Seller.

(f)                                   All construction to be performed by the respective landlord under the Real Property Lease has been fully completed in a manner satisfactory to Seller, and the landlord has fully paid for all tenant allowances and similar up-front obligations.

(g)                                  There has been no violation or Liability with respect to an Environmental Law in connection with the real property that is the subject of the Real Property Lease.

3.21                        Insurance. Schedule 3.21 sets forth a complete and accurate list of Seller’s insurance policies (including policy numbers, and amounts and types of coverage) maintained on its respective properties and assets and with respect to its employees, Representatives and business. Seller has no Knowledge of any event or circumstance which has occurred, or is likely to occur, which could cause such insurance policies not to be valid, binding and enforceable in accordance with their terms against the respective insurers or not to be in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar applicable Law of general applicability relating to or affecting creditors’ rights and to general principles of equity. Seller has not received any notice from its insurance carriers disclaiming coverage or defending a reservation of rights clause.

3.22                        Competing Interests. None of any member of Seller Group nor any director, manager, officer or management level employee of Seller, or any Affiliate of any member of Seller Group (each, a “Related Party”): (a) owns, directly or indirectly, an interest in any Person that is a competitor of Seller (in respect of the Business) or that otherwise has material business dealings with. Seller (in respect of the Business); or (b) is a party to, or otherwise has any direct or indirect interest opposed to Seller under, any Business Contract or other business relationship or arrangement.

3.23                        Illegal Payments. Neither any member of Seller Group nor any director, manager, officer, agent or employee of Seller, or any Affiliate of any of the foregoing, has: (a) used any funds of Seller for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) used any funds of Seller, or used any other funds to make any payment for the benefit of Seller, in violation of applicable Law to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977; or (c) used any funds of Seller, or used any other funds to make any payment for the benefit of Seller, in violation of applicable Law.

3.24                        Anti-Money Laundering; Prohibited Persons. Seller has policies and procedures relating to the Business that prohibit the investment of assets by it or by any Person acting, directly or indirectly, (a) in contravention of any applicable Law, including anti-money laundering regulations or conventions; (b) on behalf of terrorists or terrorist organizations, including those Persons or entities that are included on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, as such list may be amended from time-to-time; or (c) for a foreign shell bank (such Persons in clauses (a), (b) and (c) are collectively referred to as “Prohibited Persons”). To Seller’s Knowledge, no borrower under a Mortgage Loan or a Pipeline Loan, and no Person controlling, controlled by or under common control with any borrower under a Mortgage Loan or a Pipeline Loan, is a Prohibited Person or a senior foreign political figure, a member of a senior foreign political figure’s immediate family or a close associate of a senior foreign political figure (“SFPF”). Seller has carried out appropriate due diligence to establish the identities of each borrower under a Mortgage Loan or a Pipeline Loan and, with respect to such borrowers that are entities, the beneficial owners therein, and no such beneficial owners are Prohibited Persons or SFPFs.

3.25                        Broker’s or Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates.

3.26                        No Misrepresentations. The representations and warranties made by Seller Group in this Article III and in any instrument related hereto, and the statements made by Seller Group in any Schedule to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

3.27                        General. The representations and warranties of Seller Group shall not be affected or deemed waived by reason of any investigation made (or not made) by or on behalf of Buyer including any investigations made (or not made) by any of the Buyer’s Representatives, or by reason of the fact that the Buyer or any of such Representatives knew or should have known that any such representation or warranty is or might be inaccurate or untrue. Each member of Seller Group hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Buyer, and regardless of the results of any such investigation, Buyer has entered into this Agreement in express reliance upon the representations and warranties of Seller Group made herein. Each member of Seller Group further acknowledges that, in connection with this Agreement, Buyer has furnished to Seller Group good and sufficient consideration in exchange for Seller Group’s representations and warranties made herein.

ARTICLE IV

Representations and Warranties of Buyer

Except as set forth in the disclosure schedules delivered by Buyer to Seller on the date hereof, to induce Seller Group to enter into this Agreement, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date (or, if otherwise provided with respect to a specific representation or warranty, on such date provided therein). Buyer shall confirm on the Closing Date that each of these representations and warranties remain true. All representations and warranties set forth in this Article IV shall be without regard to Buyer’s Knowledge unless expressly limited to Buyer’s Knowledge.

4.1                               Organization. Buyer is a banking corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

4.2                               Authority. Buyer has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer in connection with or pursuant to this Agreement (collectively, the “Buyer Documents”) with the exception of any approvals or consents required by any Governmental Authority. The execution, delivery and performance by Buyer of each Buyer Document has been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Buyer Documents delivered at the time of execution of this Agreement have been, and will be at the Closing, duly executed and delivered by Buyer. This Agreement is, and, upon delivery by Buyer at the Closing, each of the other Buyer Documents will be, a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

4.3                               No Violation. The execution, delivery and performance of the Buyer Documents by Buyer will not conflict with or result in the breach of any term of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, Order or applicable Law to which Buyer is a party or by which Buyer is in any way bound or obligated that will prevent Buyer from consummating the transactions contemplated by this Agreement.

4.4                               Broker’s or Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

ARTICLE V

Covenants and Agreements

5.1                               Conduct of Business Prior to Closing. Prior to the Closing, unless Buyer otherwise consents in writing, Seller will, and the Member will cause Seller to:

(a)                                 operate the Business in the ordinary course of business and consistent with past practices and use its best efforts to preserve the goodwill of the Business and of its employees, clients, vendors, Governmental Authorities and others having business dealings with the Business;

(b)                                 not engage in any transaction concerning the Business or the Assets outside the ordinary course of business, including by making any material expenditure, investment or commitment or entering into any material agreement or arrangement of any kind;

(c)                                  not increase the compensation of any employee of Seller employed in the Business or enter into a collective bargaining agreement covering the employees of Seller employed in the Business;

(d)                                 maintain all insurance policies, all Licenses and all other material rights or interests that are required for Seller to carry on the Business;

(e)                                  maintain books of account and records concerning the Business and the Assets in the usual, regular and ordinary manner and consistent with past practices;

(f)                                   promptly notify Buyer of the occurrence of any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Seller, its clients or the Business;

(g)                                  promptly notify Buyer of the occurrence of any event described in Section 3.8;

(h)                                 not enter into any exclusive arrangements with vendors;

(i)                                     not enter into any arrangements with vendors, unless such arrangements are terminable by Seller on 30 days’ notice;

(j)                                    not subject any of the Assets to any Lien;

(k)                                 not engage in any transaction concerning the Business or the Assets with any Related Party; and

(l)                                     not take any action that could (or fail to take any action if such failure could) result in a breach of the representations and warranties set forth in this Agreement.

5.2                               Required Buyer Approvals. Promptly following the execution of this Agreement, Buyer will file all applications and all other materials required to consummate the transactions contemplated hereby and obtain any Licenses required for Buyer’s conduct of the Business following the Closing. Thereafter, Buyer will use its commercially reasonable efforts to obtain such approvals, if any are required, and any required Licenses prior to the Scheduled Closing Date.

5.3                               Assistance with Licenses and Filings. Seller Group will furnish Buyer with all information concerning Seller that is required for inclusion in any application or filing made by Buyer to any Governmental Authority in connection with the transactions contemplated by this Agreement. Seller Group will use its best efforts to assist Buyer in obtaining any Licenses, or any consents to assignment related thereto, that Buyer will require in connection with the continued operation of the Assets and the Business after the Closing.

5.4                               Access and Information. Seller will, and Member will cause Seller to, permit Buyer and its Representatives to have reasonable access to Seller’s Representatives, assets and properties and all relevant books, records and documents of or relating to the Business and the Assets during normal business hours and will promptly furnish to Buyer such information, financial records and other documents relating to the Business as Buyer may request. Seller will, and Member will cause Seller to, permit Buyer and its Representatives reasonable access to Seller’s accountants and auditors, and, upon advance approval by Seller (such approval not to be unreasonably withheld or delayed), Seller’s clients for consultation or verification of any information obtained by Buyer, and will use all commercial reasonable efforts to cause such Persons to cooperate with Buyer and its Representatives in such consultations and in verifying such information. Seller will have the right to participate in any contact with such Persons.

5.5                               Fulfillment of Conditions by Seller Group. Each member of Seller Group agrees not to take any action that could cause the conditions or the obligations of the Parties to effect the transactions contemplated hereby not to be fulfilled or to be delayed or conditioned, including by taking or causing to be taken any action that could cause the representations and warranties made by Seller Group herein not to be true and correct as of the Closing. Each member of Seller Group will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to Buyer’s obligations to consummate the transactions contemplated hereby that are dependent on the actions of Seller Group.

5.6                               Fulfillment of Conditions by Buyer. Buyer agrees not to take any action that would cause the conditions or the obligations of the Parties to effect the transactions contemplated hereby not to be fulfilled or to be delayed or conditioned, including by taking or causing to be taken any action that would cause the representations and warranties made by Buyer herein not to be true and correct as of the Closing. Buyer will take all reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of Seller Group to consummate the transactions contemplated hereby that are dependent on the actions of Buyer.

5.7                               Publicity. Except for any public notice required to be made with any other Governmental Authority, none of Seller Group or Buyer will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other Parties.

5.8                               Transaction Costs. Buyer will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Seller Group will pay all transaction costs and expenses (including legal, accounting and other professional fees) that Seller or any member of the Seller Group incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

5.9                               No-Shop Provisions. Each member of Seller Group hereby covenants and agrees that: (a) it will not, and will not permit any of its Affiliates or Representatives to, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any

Competing Transaction, or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any of its Affiliates or its or its Affiliates’ Representatives to take any such action; and (b) Seller Group will promptly notify Buyer of all relevant terms of any such inquiries and proposals received by any member of Seller Group, any Affiliate of any member of Seller Group or Representative of Seller Group or any Affiliate of Seller Group relating to any of such matters, and if such inquiry or proposal is in writing, Seller Group will promptly deliver or cause to be delivered to Buyer a copy of such inquiry or proposal. For purposes of this Agreement, “Competing Transaction” means any of the following (other than the transactions contemplated by this Agreement) involving the Business: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets used in the Business, other than in the ordinary course of business; or (iii) any offer for any of the equity capital of Seller.

5.10                        Nondisclosure. Until Closing, except as otherwise provided herein, Buyer will continue to comply with the Confidentiality Agreement executed by Buyer dated March 22, 2017. Each member of Seller Group acknowledges and agrees that all client, prospect and marketing lists, sales data, formulas and processes, and other confidential information of Seller concerning the Business (collectively, “Confidential Information”) are valuable assets constituting part of the Assets and, following the Closing, will be owned exclusively by Buyer. Each member of Seller Group agrees to, and agrees to use best efforts to cause its Representatives to, treat the Confidential Information, together with any other confidential information furnished to it by Buyer, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person (other than the Business prior to the Closing or Buyer after the Closing).

5.11                        Discharge of Retained Liabilities. Following the Closing, Seller will fully pay or otherwise discharge in full, prior to the due date therefor and otherwise in accordance with the terms thereof, all Liabilities of Seller except the Assumed Liabilities; provided that Seller will be entitled to contest any Liability in good faith so long as the Liability does not result in a Lien on the Assets or a claim against Buyer.

5.12                        Employee Matters. Effective as of the Closing Date, Buyer shall offer employment to the employees it elects to retain on the day prior to the Closing Date. An employee of the Business to whom an offer of employment is made by Buyer and who accepts such offer and executes and delivers to Buyer all documents required in connection therewith, including an employment agreement and a confidentiality agreement, if Buyer so requires, shall become an employee of Buyer on the day such Person reports, if at all, to work for Buyer (such an employee is hereinafter referred to as a “Transferred Employee”).

5.13                        Tax Matters.

(a)                                 Seller Group, on the one hand, and Buyer, on the other hand, will provide the other Party with such cooperation and information as each of them reasonably may request of the other in filing any return, amended return or claim for a refund of Taxes, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or proceeding in respect of Taxes, but only with respect to Taxes imposed upon or related to the Assets and Assumed Liabilities. Such cooperation and information shall include providing copies of relevant returns of Taxes, or portions thereof, imposed upon or related to the Assets and Assumed Liabilities, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each Party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

(b)                                 In the case of any real or personal property Taxes (or other similar Taxes) attributable to the Assets for which Taxes are reported on a Tax return covering a period commencing before the end of the day on which the Closing occurs and ending thereafter (any such period, a “Straddle Period,” and any such Tax, a “Straddle Period Tax”), any such Straddle Period Tax shall be prorated between Seller, on the one hand, and Buyer, on the other hand, on a per diem basis. The Party required by applicable Law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax return related to such Straddle Period Tax within the time period prescribed by applicable Law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other Party (the “Non-Paying Party”) with notice of payment, and within 10 Business Days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(c)                                  Seller Group shall timely pay any and all local, state or federal income Taxes on any gains from the sale of the Assets. Seller Group agrees that (i) it shall timely file with the appropriate Governmental Authorities in all applicable jurisdictions all Tax returns required with respect to any Taxes payable by Seller Group concerning the Assets or the Business prior to the Closing Date or otherwise related to the transactions contemplated herein; and (ii) such Tax returns will be true and correct in all material respects.

(d)                                 Seller Group shall file with the appropriate Governmental Authorities when due in all jurisdictions all employment Tax returns required to be filed with respect to the operation of Seller’s Business for all periods ending on and prior to the Closing Date, and all such returns shall properly reflect the employment Tax Liabilities for the periods covered thereby.

5.14                        Tail Policies. Prior to Closing, Seller shall have purchased an endorsement for tail coverage on Seller’s insurance policies for (a) error and omissions; and (b) directors and officers liability, in such amounts and for such terms as reasonably acceptable to Buyer (collectively, the “Tail Policies”).

ARTICLE VI

Closing Conditions

6.1                               Conditions to Obligations of Buyer. The obligations of Buyer to complete the Closing under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Buyer in writing:

(a)                                 Seller Group shall have performed and complied with all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing, including the delivery of all items required to be delivered by any member of Seller Group pursuant to Section 2.7, and each such item shall be in full force and effect as of the Closing.

(b)                                 Buyer shall have received all Licenses and approvals necessary for the consummation of the transactions contemplated hereby and for Buyer to operate the Business and acquire the Assets, such Licenses and approvals shall be in full force and effect as of the Closing and all waiting periods imposed by applicable Law or regulation shall have expired.

(c)                                  As of the Closing Date, no action shall have been taken, and no statute, rule, regulation or Order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Authority or by any court, including the entry of a preliminary or permanent injunction, that would (i) make this

Agreement or any other agreement contemplated hereby or the transactions contemplated hereby or thereby illegal, invalid or unenforceable; (ii) require the divestiture of a material portion of the assets of Seller, Buyer or any of Buyer’s Affiliates; or (iii) if this Agreement or any other agreement contemplated hereby or the transactions contemplated hereby or thereby are consummated, subject Seller or subject any officer, director, shareholder or employee of Buyer to criminal or civil liability. No action or proceeding by or before any court or Governmental Authority, domestic or foreign, or by any other Person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

(d)                                 All representations and warranties of Seller Group contained in this Agreement and in any Schedule provided in connection herewith (considered both individually and collectively) shall be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(e)                                  As of the Closing Date, there shall be no pending or threatened Litigation against any member of Seller Group relating to or concerning the Business or to which any of the Assets may be subject, which Litigation is reasonably determined by Buyer to be materially adverse to the Business, the prospects of the Business or the Assets.

(f)                                   As of the Closing Date, there shall not have occurred, in Buyer’s reasonable determination, any change or condition in the business, operations, prospects, financial condition, assets or Liabilities (contingent or liquidated) of the Business since the date of this Agreement that could be reasonably expected to have a Material Adverse Effect on Seller, the Assets or the Business.

(g)                                  Buyer shall have received from Seller such evidence reasonably satisfactory to Buyer confirming that Seller has obtained the Tail Policies, and such Tail Policies and the coverages thereunder shall be in full force and effect as of the Closing.

6.2                               Conditions to Obligations of Seller Group. The obligations of Seller Group to complete the Closing under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Seller Group in writing:

(a)                                 Buyer shall have performed and complied with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including the delivery of all items required to be delivered by Buyer pursuant to Section 2.7.

(b)                                 As of the Closing Date, no action shall have been taken, and no statute, rule, regulation or Order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any Governmental Authority or by any court, including the entry of a preliminary or permanent injunction, that would (i) make this Agreement or any other agreement contemplated hereby or the transactions contemplated hereby or thereby illegal, invalid or unenforceable; (ii) require the divestiture of a material portion of the Assets following the Closing; or (iii) if this Agreement or any other agreement contemplated hereby or the transactions contemplated hereby or thereby are consummated, subject Seller or subject any officer, director, shareholder or employee of Buyer to criminal or civil liability. No action or proceeding by or before any court or Governmental Authority, domestic or foreign, or by any other Person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

(c)                                  All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (if not qualified by materiality) or in all respects (if qualified by materiality) at and as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

6.3                               Failure of Conditions to Closing. If the conditions in Sections 6.1 or 6.2 are not satisfied or waived by the Scheduled Closing Date, the following will be applicable:

(a)                                 If each condition in Section 6.1(a), 6.1(e), 6.1(f), 6.1(g), 6.2(a), or 6.2(d) is not satisfied to the reasonable satisfaction of the Party entitled to the satisfaction of the condition and the failure of the condition is subject to cure by the other Party prior to the End Date, such Party will have a period equal to the lesser of (i) 10 days; or (ii) until the End Date, to cure the condition;

(b)                                 If any condition in Section 6.1(a), 6.1(e), 6.1(f), 6.1(g), 6.2(a), or 6.2(d) is not satisfied to the reasonable satisfaction of the Party entitled to the satisfaction of the condition and condition cannot be cured or the other Party to such condition fails to cure the condition within the applicable cure period referenced in Section 6.3(a), the Party entitled to the satisfaction of the condition will have the right, at its sole election, to (i) complete the Closing by specifically enforcing this Agreement against the breaching Party; or (ii) terminate this Agreement by written notice to the breaching Party, and in either case, recover damages from the breaching Party for the failure of the condition to be satisfied;

(c)                                  If the condition in Section 6.1(b) has not been satisfied, the Closing will be delayed for up to 30 days and Buyer will continue to use its commercially reasonable efforts to satisfy the condition. During such 30-day period, Buyer and Seller shall work together to restructure or revise the terms of the Transaction to eliminate any necessary approvals. If, following the expiration of the above-referenced 30-day period, the condition in Section 6.1(b) is not satisfied and the Parties are unable to restructure or revise the terms of the Transaction to eliminate the need to obtain the necessary approvals, either Party may terminate this Agreement by written notice to the other Party; and

(d)                                 If the conditions in Section 6.1(c) and 6.2(b) are not satisfied, either Party may terminate this Agreement by written notice to the other Party.

6.4                               Effects of Termination. Upon termination of this Agreement as set forth in Section 6.3, all further obligations of the Parties under this Agreement will terminate and no Party will have any liability or obligation to any other Party, except that: (a) Section 5.10 (Nondisclosure), Section 9.1 (Notices), and Section 9.2 (Attorneys’ Fees and Costs) shall survive any such termination; and (b) a termination pursuant to Section 6.3(b) shall not release or relieve the breaching Party from any liabilities or damages to the other Party resulting from its breach.

ARTICLE VII

Indemnification

7.1                               Indemnification of Buyer. Notwithstanding any investigation by Buyer or its Representatives, each member of Seller Group will, jointly and severally, indemnify, defend and hold Buyer, its Affiliates and their respective Representatives (collectively, the “Buyer Parties”) harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs, litigation expenses and reasonable attorneys’ fees (collectively, “Losses”) that any Buyer Party may suffer or incur as a result of or relating to:

(a)                                 any representation or warranty made by Seller Group in this Agreement or pursuant hereto not being true and correct as of the date of this Agreement or as of the Closing, or any allegation by a third party that, if true, would result in any representation or warranty not being true and correct as of the date of this Agreement or as of the Closing;

(b)                                 the breach of any covenant or agreement made by Seller Group in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach;

(c)                                  any Liability of Seller, known or unknown, other than the Assumed Liabilities, including any Litigation or other third Person claims relating to or arising from the activities and operations of Business with respect to any period (or portion thereof) occurring on or prior to the Closing; or

(d)                                 any Repurchase Liabilities.

For the purposes of indemnification pursuant to this Section 7.1, all materiality and knowledge qualifiers will be excluded from and given no effect in each representation and warranty and each covenant and agreement. “Repurchase Liabilities” means any Repurchase Obligation with respect to a Previously Disposed of Mortgage.

7.2                               Indemnification of Seller Group. Buyer will indemnify, defend and hold Seller Group and their respective Representatives (collectively, the “Seller Parties”) harmless from any and all Losses that Seller Party may suffer or incur as a result of or relating to:

(a)                                 any representation or warranty made by Buyer in this Agreement or pursuant hereto not being true and correct as of the date of this Agreement or as of the Closing, or any allegation by a third party that, if true, would result in any representation or warranty not being true and correct as of the date of this Agreement or as of the Closing;

(b)                                 the breach of any covenant or agreement made by Buyer in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach; or

(c)                                  the failure of Buyer to perform and discharge in full, in a due and timely manner, the Assumed Liabilities.

provided, that no Seller Party will be entitled to indemnification for any Losses for which Buyer Parties are entitled to indemnification under Section 7.1.

7.3                               Calculation of Losses. Losses will not include any special, consequential, speculative or punitive damages, all of which are waived, and any calculation of Losses subject to indemnification by either Seller Group or Buyer, as applicable, will be net of any United States federal, state or local net tax benefit to Buyer or Seller Group, as the case may be.

7.4                               Survival. The representations and warranties of Seller Group and Buyer made in or pursuant to this Agreement and the closing certificates provided pursuant hereto will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of 24 months following the Closing; provided that (a) the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3 (Title to Assets), Section 3.4 (No Violation; Consents), Section 3.10 (Litigation), Section 3.16 (Repurchase Liabilities), Section 3.17 (Pipeline Loans), Section 3.24 (Brokers), Section 4.2 (Authority), and Section 4.4 (Brokers) will survive indefinitely; (b) the violation of any representation or warranty set forth in Section 3.9 (Taxes) will survive until 30 calendar days after the expiration of the statute of limitations applicable to such violation (including any extension of such statute of limitations agreed to by Seller Group); (c) if the violation of any representation or warranty would constitute a violation of any applicable Law, such representation or warranty will survive until 30 calendar days after the expiration of the statute of limitations applicable to such violation (including any extension of such statute of limitations agreed to by Seller Group); and (d) any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to Section 7.1(a) or Section 7.2(a) will survive until such claim is finally resolved if Buyer notifies Seller Group, or if Seller Group notifies Buyer, as applicable, of such claim prior to the date on which such representation or warranty would otherwise expire hereunder. Without limiting the foregoing, no claim for indemnification pursuant to Section 7.1(a) or Section 7.2(a) based on the breach or alleged breach of a representation or warranty may be asserted after the date on which such representation or warranty expires hereunder. The covenants and agreements of Seller Group and Buyer made in or pursuant to this Agreement, including Seller Group’s indemnity obligation owing to the Buyer Parties pursuant to Section 7.1(d), will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby indefinitely.

7.5                               Notice. Any Party entitled to receive indemnification under this Article VII (the “Indemnified Party”) agrees to give prompt written notice to the Party(ies) required to provide such indemnification (the “Indemnifying Party”) after becoming aware of the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a “Claim”), but the Indemnified Party’s failure to give such notice will not affect the obligations of the Indemnifying Party under this Article VII except to the extent that the Indemnifying Party is materially prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

7.6                               Defense of Claims.

(a)                                 The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if: (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim; (ii) the Claim does not seek to impose any Liability on the Indemnified Party other than money damages; and (iii) the Claim does not relate to the Indemnified Party’s relationship with any client, vendor or employee.

(b)                                 If the conditions of Section 7.6(a) are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then: (i) except as provided in Section 7.6(b)(ii), the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party only if (A) all monetary damages payable in respect of the Claim are paid by the Indemnifying Party; (B) the Indemnified Party receives a full, complete and unconditional release in respect of the Claim without any admission or finding of obligation, liability, fault or guilt (criminal or otherwise) with respect to the Claim; and (C) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the

Indemnified Party or any of its Affiliates; and (iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless: (A) the Indemnifying Party has failed to adequately assume and actively conduct the defense of such Claim or to employ counsel with respect thereto; or (B) in the reasonable opinion of the Indemnified Party, a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party.

(c)                                  If the conditions of Section 7.6(a) are not satisfied, the Indemnified Party may assume the exclusive right to defend, compromise or settle such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld); provided, that the Indemnified Party will not be required to obtain any consent of the Indemnifying Party to the determination of such Claim (and will not prejudice its right to be indemnified with respect to such Claim by settling such Claim) if the Indemnifying Party is asserting that it has no obligation to indemnify the Indemnified Party in respect of such claim.

7.7                               Right of Setoff. Each member of Seller Group hereby agrees that with respect to any Claim for indemnification under this Article VII, Buyer is hereby authorized to setoff and apply any and all indemnifiable Claims owing by any member of Seller Group to Buyer against the obligations, if any, owing to Seller Group in respect of the payment of contingent payments under this Agreement, including any Earn-Out Amount and any unvested stock issuable pursuant to Section 2.5(b). Such setoff is not the sole and exclusive remedy of Buyer. Prior to exercising any right of offset, Buyer must provide Seller with not less than 10 days’ prior written notice setting forth the basis for the proposed offset and providing appropriate backup information and documents supporting the claim and the right of offset. Any amount offset must be placed in escrow by Buyer with an escrow agent reasonably acceptable to Seller pending resolution of the Parties’ dispute regarding the amounts owed or the Parties’ agreement regarding the amounts owed. To the extent the amount offset by Buyer and placed in escrow exceeds the amount determined upon resolution of the Parties’ dispute or by agreement of the Parties to be due from Seller to Buyer, Buyer must cause the amounts due to Seller to be remitted to Seller promptly, without interest thereon.

ARTICLE VIII

Additional Agreements

8.1                               Restrictive Covenants. In consideration of the purchase of the Assets (and the goodwill associated therewith) and the Business, each member of Seller Group covenants to Buyer that, for a period of two years from the Closing Date (the “Non-Competition Period”), without the prior written consent of Buyer (which consent may be withheld in the sole and absolute discretion of Buyer), no member of Seller Group nor any Affiliate of any member of Seller Group will, directly or indirectly (in any capacity, including as a shareholder, partner, member, investor, lender, principal, director, officer, employee, consultant or agent of any other Person) or through any affiliate, individual, corporation, partnership, joint venture or other entity: (a) carry on, engage in, participate in or have any financial interest in any other Person that engages in, a Competing Business (defined below) in the State of Colorado (the “Territory”); (b) solicit or influence, or attempt to solicit or influence, any client or any potential client or licensee of the Business or Buyer, or any Person that is, or within the 12-month period preceding the Closing Date was, a purchaser of services from Seller or Buyer, to purchase or use a Competing Business from any Person other than Buyer or its Affiliates; (c) interfere with or damage any relationship between any member of the Bank Group and a client or a potential client or licensee; or (d) employ, recruit, Solicit for employment or influence any Person who is an employee of the Business or has been an employee of the Business or of Buyer in the two year period ending on the Closing Date. For the purposes of this Agreement, the term “Competing Business” means (i) all banking and financial products and services that are substantially similar to those offered by Buyer or its Affiliates or other business in which Buyer or its Affiliates is engaged (or proposed to be engaged) in on the Closing Date or during the two-year period prior to the Closing Date, including the Business; or (ii) any enterprise engaged in any other type of business in which Buyer or any Affiliate of Buyer is also engaged. For purposes of this Agreement, the term “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, induces, advises, encourages or requests any person to take or refrain from taking any action.

8.2                               Exception. It will not be a violation of the restrictive covenant set forth in Section 8.1 for any member of Seller Group or any Affiliate of any member of Seller Group to passively invest in publicly-traded equity securities constituting less than 1.0% of the outstanding securities of such class provided that member of Seller Group is not directly or indirectly employed by or associated with (as a lender, principal, director, officer, employee, consultant or agent) of such publicly-traded entity.

8.3                               Equitable Relief. Each member of Seller Group acknowledges and agrees that Buyer would be irreparably harmed by any violation of the restrictive covenant set forth in Section 8.1 and that, in addition to all other rights and remedies available to Buyer at law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation. If any member of Seller Group or any Affiliate of any member of Seller Group violates Section 8.1, the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that such violation began until such violation permanently ceases.

8.4                               Representations. Each member of Seller Group represents to Buyer that it is willing and able to engage in businesses that are not restricted pursuant to Section 8.1 and that enforcement of the restrictive covenant set forth in Section 8.1 will not be unduly burdensome to the members of Seller Group. Each member of Seller Group acknowledges that its agreement to the restrictive covenant set forth in Section 8.1 is a material inducement and condition to Buyer’s willingness to enter into this Agreement and the other Buyer Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, Each member of Seller Group acknowledges and agrees that the restrictive covenant and remedies set forth in Section 8.1 and this Article VIII are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business).

8.5                               Court Modification. Notwithstanding the foregoing, if the restrictive covenant set forth in Section 8.1 is found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the goodwill or legitimate business interests of Buyer and its Affiliates, then such court is hereby authorized and directed to reform such provisions to the minimum extent necessary to cause the limitations contained in Section 8.1 as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and legitimate business interests of Buyer and its Affiliates (including, after the Closing, the Business). Each member of Seller Group acknowledges that Buyer and its Affiliates have a national presence and a nationwide market and therefore have need of a nationwide geographic restriction.

8.6                               Seller Termination Right.

(a)                                 Notwithstanding any provision of this Article VIII to the contrary, but subject to this Section 8.6, including the requirement to give timely notice, if within three years after the date of Closing (each, a “Triggering Event”):

(i)                                     Schrum’s employment with Buyer is terminated by Buyer without Cause (as defined in the Employment Agreement);

(ii)                                  Schrum’s employment with Buyer is terminated by Schrum following or at the time of a sale or transfer of all or substantially all of the assets constituting the Business (other than to an Affiliate of FWFI or Buyer), or a sale of all or substantially all of the assets of FWFI or Buyer (other than to an Affiliate of FWFI or Buyer); or

(iii)                               Schrum’s employment with Buyer is terminated by Schrum as a result of the fact that FWFI or Buyer becomes the subject of a formal, written regulatory enforcement action, including but not limited to a consent order, that prohibits the Buyer from selling mortgages into the secondary market (provided, however, for the purpose of this clause (iii), Schrum shall not have taken any action or failed to take any action that is a cause of such prohibition), then Seller Group shall have the right to elect, by written notice (a “Termination Notice”) to Buyer within 30 days of the consummation of the Triggering Event, to effect the following:

(A)                               (1) the Non-Competition Period shall be reduced to a period of one year, and (2) with respect to a Triggering Event set forth solely in clause (iii) above, each member of Seller Group’s obligations and restrictions pursuant to Section 8.1(a), (b) and (c) shall terminate and be of no further force and effect;

(B)                               Seller shall retain the Closing Payment of $2,000,000; and

(C)                               Seller shall retain all shares of Common Stock that, as of the date of such Triggering Event, have vested or been paid and issued to Seller as a part of the Earn-Out Amount; provided, however, in no event shall the aggregate number of shares of Common Stock retained by Seller pursuant to this clause (C) be less than 35,088 shares of Common Stock.

8.7                               Termination of Employment. In addition to such other rights and obligations set forth herein, including but not limited to Section 8.6, the parties agree as follows:

(a)                                 Termination of Employment by Schrum. If Schrum terminates his employment with Buyer for any reason, (i) Seller shall retain one-half of the Closing Payment (i.e., $1,000,000), (ii) the remaining one-half of the Closing Payment shall be repaid to Buyer unless at the time of such termination of employment, Buyer has received net income from its residential mortgage business attributable to the period following the Closing in an amount of at least $2,000,000, in which event Seller shall retain the full amount of the Closing Payment; and (iii) Seller shall retain all shares of Common Stock that, as of the date of such Triggering Event, have vested or been paid and issued to Seller as a part of the Earn-Out Amount; however, each member of Seller Group will be subject to its or his obligations pursuant to Section 8.1 for the Non-Competition Period of two years.

(b)                                 Termination of Employment for Cause. If Schrum’s employment with Buyer is terminated for Cause (as defined in the Employment Agreement) Seller shall (i) refund and pay to Buyer the Closing Payment, and (ii) forfeit and return to Buyer all shares of Common Stock issued or paid to Seller pursuant to Section 2.5, and each member of Seller Group will be subject to its or his obligations pursuant to Section 8.1 for the Non-Competition Period of two years.

ARTICLE IX

Miscellaneous

9.1                               Notices. All notices and other communications under this Agreement must be in writing and will be deemed given (a) when delivered personally; (b) on the third Business Day after being mailed by certified mail, return receipt requested; (c) the next Business Day after delivery to a recognized overnight courier; or (d) upon transmission and confirmation of receipt if sent by email, to the Parties at the following addresses or email addresses (or to such other address or email address as such Party may have specified by notice given to the other Party pursuant to this provision):

If to Buyer:	First Western Trust Bank
Attention: Corporate Services
1900 16th Street
Suite 1200
Denver, CO 80202

If to any member of Seller Group:	Alan Schrum
5460 S. Quebec Street
Suite 120
Greenwood Village, CO 80111

9.2                               Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the Prevailing Party will be entitled to recover reasonable attorneys’ fees and costs incurred in connection therewith. A Party will be considered the “Prevailing Party” if: (a) it initiated the litigation and substantially obtained the relief it sought, either through a judgment or the losing Party’s voluntary action before trial or judgment; (b) the other Party withdraws its action without substantially obtaining the relief it sought; or (c) it did not initiate the litigation and judgment is entered into for any Party, but without substantially granting the relief sought by the initiating Party or granting more substantial relief to the non-initiating Party with respect to any counterclaim asserted by the non-initiating Party in connection with such litigation.

9.3                               No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein. Notwithstanding the foregoing, Buyer Parties and Seller Parties are intended third party beneficiaries of this Agreement for purposes of Article VII of this Agreement, and Buyer’s Affiliates are intended third party beneficiaries for purposes of Article VIII of this Agreement.

9.4                               Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties, each of which will be deemed an original, but all of which together will constitute one and the same instrument. No signature page to this Agreement evidencing a Party’s execution hereof will be deemed to be delivered by such Party to any other Party until such delivering Party has received signature pages from all Parties to this Agreement.

9.5                               Severability. Subject to Section 8.4, the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, each of which will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in a manner materially adverse to any Party.

9.6                               Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.7                               Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any member of Seller Group or Buyer without the prior written consent of the non-assigning party hereto, and any purported assignment or delegation in violation hereof will be null and void.

9.8                               Entire Agreement, Amendment. This Agreement and the related documents contained as Exhibits and Schedules (as the same may be supplemented as provided herein) hereto or expressly contemplated hereby contain the entire understanding of the Parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. All statements of Seller Group contained in any Schedule (as the same may be supplemented as provided herein), certificate or other writing required under this Agreement to be delivered in connection with the transactions contemplated hereby will constitute representations and warranties of Seller Group under this Agreement. Except as expressly set forth in Section 9.7(b), this Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement is sought.

9.9                               Specific Performance, Remedies Not Exclusive. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all required actions on its part necessary to consummate the transactions contemplated hereby, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

9.10                        Arbitration.

(a)                                 Any claim or dispute between the Parties pursuant hereto shall be settled by arbitration administered by the American Arbitration Association in accordance with the then current Commercial Rules of the American Arbitration Association, except that any such arbitration must be conducted in accordance with the remainder of this Section 9.10. Except as expressly limited by Section 9.10(d), the arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter.

(b)                                 The number of arbitrators shall be three, who shall be selected as follows: each of the Seller Group, on the one hand, and Buyer on the other hand, shall choose one arbitrator within 10 Business Days of either initiating or receiving notice of an arbitration (as the case may be), and those party-appointed arbitrators shall unanimously select one chairman arbitrator within 10 Business Days of the appointment of the last party-appointed arbitrator.

(c)                                  The place of arbitration shall be Denver, Colorado, at a suitable venue to be agreed by the Parties and arbitrators within 20 Business Days of the appointment of the third arbitrator.

(d)                                 The decision and award of the arbitral tribunal shall be made by majority decision and shall be final, nonappealable and binding on the parties hereto and their successors and assigns. The arbitral award shall be accompanied by a reasoned opinion. The arbitral tribunal shall be empowered to award damages only to the extent of actual damages suffered, and only to the extent consistent with this Agreement. The decision and award of the arbitral tribunal shall include a decision regarding the allocation of costs relating to any such arbitration. For purposes of this subsection, “costs” shall include reasonable attorneys’ fees and reasonable experts’ fees actually incurred with respect to the arbitration proceeding. The arbitral award may include both pre-and post-award interest, at a rate to be determined by the arbitral tribunal. Judgment on the arbitral award may be entered in any court having jurisdiction thereof.

(e)                                  Except as required by applicable law or as required for recognition and enforcement of the arbitral decision and award, neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Parties. Any documents submitted to the arbitrators shall be kept confidential and shall not be disclosed, except that any such documents may be disclosed in connection with any action to collect the award, or if any such documents are discoverable or admissible in any action in court contemplated by this Agreement.

(f)                                   Notwithstanding the provisions of this Section 9.10, each party may apply to any court having jurisdiction pursuant to Section 9.11 (i) to enforce the arbitration provisions of this Agreement, (ii) to seek provisional injunctive relief (including, but not limited to, maintaining the confidentiality of any arbitration proceedings and non-public information) until the final arbitration award is rendered and is finally judicially confirmed if challenged judicially, or the dispute is otherwise resolved, or (iii) to seek injunctive or equitable relief to enforce Section 8.1 or as contemplated pursuant hereto.

9.11                        Governing Law, Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without giving effect to the choice of law provisions thereof. Subject to Section 9.10, each Party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in Denver, Colorado in any action or proceeding arising out of or relating to this Agreement, and each Party hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each Party hereby irrevocably waives, to the fullest extent that it may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each Party irrevocably consents to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process to it at the office of each Party as set forth in Section 9.1. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.12                        Waivers. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE. EITHER OF SUCH WAIVERS; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (c) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13                        Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against any Party because such Party or its legal counsel drafted this Agreement or such provision.

9.14                        Schedules. The Parties acknowledge and agree that (a) the inclusion by a Party of a matter or item in any Schedule shall not, for any purpose of this Agreement, be deemed to be the inclusion of such matter or item in any other Schedule; and (b) the disclosures contained in any Schedule must relate only to the representations and warranties in the Section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those contained in the schedules to this Agreement, the statements in the body of this Agreement shall control.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

FIRST WESTERN TRUST BANK

By:	/s/ Scott C. Wylie
Name:	Scott C. Wylie
Title:	Chairman / CEO

SELLER:

EMC HOLDINGS, LLC

By:	/s/ Alan Schrum
Name:	Alan Schrum
Title:	President

MEMBER:

WHMC, LLC

By:	/s/ Alan Schrum
Name:	Alan Schrum
Title:	President

SCHRUM:

/s/ Alan Schrum
Alan Schrum

[Signature Page to Asset Purchase Agreement]